EXHIBIT 23(c)

                       CONSENT OF ALEX SHESHUNOFF & CO.

We hereby consent to the references in Amendment No. 2 to the Joint Proxy Statement/Prospectus to our opinion, dated October 22, 1997 with respect to the merger of Republic Security Financial Corporation and County Financial Corporation and to our firm, respectively, and to the inclusion of such opinion as an annex to such Joint Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                             ALEX SHESHUNOFF & CO.




Austin, TX
October 22, 1997